Flexiti Announces New C$527 Million Term Securitization Facility,
Bringing Funding Capacity to Over C$1 Billion

12-10-2021
TORONTO--(BUSINESS WIRE)-- Flexiti Financial Inc. (“Flexiti”), one of Canada’s leading “Buy Now, Pay Later” (“BNPL”) financial solutions providers, has today announced that it has signed a new C$527 million securitization facility led by National Bank with financing also provided by an affiliate of Bank of Montreal and funds managed by Waterfall Asset Management. Combined with its pre-existing C$500 million revolving warehouse credit facility, Flexiti now has access to over C$1 billion in capital to fund its rapidly growing consumer receivables portfolio and help meet the increasing demand for BNPL loans from Canadian consumers.
“This is a critical milestone for Flexiti given the incredible growth we have been experiencing, with over C$125 million in new loans originated in November alone – that’s 4 times our volume from just 7 months ago.” said Peter Kalen, Founder and CEO of Flexiti. “This term securitization structure also broadens our banking relationships, lowers our cost of funds and strongly positions the Company to enter the public term ABS markets in the near future to provide efficient financing to support Flexiti’s rapid growth.”
Founded in 2013 by Peter Kalen, Flexiti is a Toronto-based fintech company offering Canadian consumers 0% interest financing solutions at the point of sale. Flexiti has experienced rapid growth since inception, originated over C$1.4 billion of loans and expanding its partner merchant network to over 7,500 retailers and ecommerce sites. Recently, Flexiti ranked 10 on Deloitte’s Canada’s Technology Fast 50™ and 54 on Deloitte’s 2021 North American Technology Fast 500™. Flexiti also ranked 13 on The Globe and Mail’s third-annual ranking of Canada’s Top Growing Companies in 2021. Flexiti has been recognized on all three rankings for the last 3 years. In 2020, Flexiti ranked 29 out of 500 on The Americas’ Fastest Growing Companies 2020 by the Financial Times and 3 on the 2020 Growth List by Canadian Business.
Norton Rose Fulbright represented Flexiti on the transaction.
1O.A.C. Terms and conditions apply.

About Flexiti

Flexiti is one of Canada's fastest-growing point-of-sale lenders, offering customers 0% interest financing1 at retailers that sell big-ticket goods like furniture, appliances, jewellery and electronics. Through its award-winning BNPL platform, customers can be approved instantly to shop with their FlexitiCard®, which they can use online or in-store to make multiple purchases, within their credit limit, without needing to reapply. Accepted at over 7,500 locations and ecommerce sites across Canada including The Brick, Leon's, Staples, Sleep Country, Wayfair, Birks and Peoples Jewellers, Flexiti is The Flexible Way to Pay™ aiming to bring flexible payment solutions to all. Flexiti is a wholly-owned subsidiary of CURO Group Holdings Corp. (NYSE: CURO). For more information, visit www.flexiti.com.

(CURO-NWS)
Source: CURO Group Holdings Corp.; Flexiti

View source version on businesswire.com: https://www.businesswire.com/news/home/20211210005055/en/

Sydney Stonier
media@flexiti.com
416-797-4651

Source: CURO Group Holdings Corp. and Flexiti